UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2014

Cardiovascular Systems, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-52082	41-1698056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

651 Campus Drive

St. Paul, Minnesota 55112-3495

(Address of Principal Executive Offices and Zip Code)

(651) 259-1600

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Effective February 21, 2014, each of Robert Thatcher, Chief Healthcare Policy Officer of Cardiovascular Systems, Inc. (the “Company”) and James Flaherty, Chief Administrative Officer of the Company, adopted a pre-arranged trading plan (the “Thatcher Trading Plan” and the “Flaherty Trading Plan,” respectively) to sell shares of the Company’s common stock. Also, effective each of February 27, 2014 and February 28, 2014, Laurence Betterley, Chief Financial Officer of the Company, adopted pre-arranged trading plans (the “Betterley Trading Plans”) to sell shares of the Company’s common stock.

The trading plans were designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding stock transactions. Under Rule 10b5-1, directors, officers and other persons who are not in possession of material non-public information may adopt a pre-arranged plan or contract for the sale of a registrant’s securities under specified conditions and at specified times.

The Thatcher Trading Plan provides that Mr. Thatcher will sell both shares held by him personally and shares received upon the exercise of certain vested options to purchase Company common stock over a period commencing March 24, 2014 and ending April 30, 2015. The Thatcher Trading Plan allows for the sale of (a) 97,315 shares of common stock to be received upon the exercise of vested stock options and (b) 67,009 shares of common stock already owned by Mr. Thatcher. An indeterminate number of the 67,009 shares of common stock already owned by Mr. Thatcher may be sold to cover the required withholding taxes and transaction costs associated with the vesting of shares of performance-based restricted stock owned by Mr. Thatcher. All shares will be sold under the Thatcher Trading Plan in the open market at prevailing market prices, subject to certain limit price restrictions. Mr. Thatcher will have no control over the actual timing of the stock sales under the Thatcher Trading Plan. Sales pursuant to the Thatcher Trading Plan are expected to begin as early as March 24, 2014 and will terminate no later than April 30, 2015, unless terminated sooner in accordance with the Thatcher Trading Plan’s terms.

The Betterley Trading Plans provide that Mr. Betterley will sell shares held by him personally over approximately one year beginning March 31, 2014. The Betterley Trading Plans allow for the sale of (a) 30,000 shares of common stock already owned by Mr. Betterley and (b) an indeterminate number of shares of common stock already owned by Mr. Betterley to cover the required withholding taxes and transaction costs associated with the vesting of shares of performance-based restricted stock owned by Mr. Betterley. All shares will be sold under the Betterley Trading Plans in the open market at prevailing market prices, subject to certain limit price restrictions. Mr. Betterley will have no control over the actual timing of the stock sales under the Betterley Trading Plans. Sales pursuant to the Betterley Trading Plans are expected to begin as early as March 31, 2014 and will terminate no later than March 26, 2015, unless terminated sooner in accordance with the Betterley Trading Plans’ terms.

The Flaherty Trading Plan provides that Mr. Flaherty will sell shares held by him personally over a period beginning May 1, 2014 and ending December 31, 2014. The Flaherty Trading Plan allows for the sale of (a) 53,290 shares of common stock already owned by Mr. Flaherty and (b) an indeterminate number of shares of common stock already owned by Mr. Flaherty to cover the required withholding taxes and transaction costs associated with the vesting of shares of performance-based restricted stock owned by Mr. Flaherty. All shares will be sold under the Flaherty Trading Plan in the open market at prevailing market prices, subject to certain limit price restrictions. Mr. Flaherty will have no control over the actual timing of the stock sales under the Flaherty Trading Plan. Sales pursuant to the Flaherty Trading Plan are expected to begin as early as May 1, 2014 and will terminate no later than December 31, 2014, unless terminated sooner in accordance with the Flaherty Trading Plan’s terms.

All stock sales under the trading plans will be disclosed publicly in accordance with applicable securities laws, rules and regulations through appropriate filings with the U.S. Securities and Exchange Commission.

The Company does not undertake to report other Rule 10b5-1 plans that may be adopted by any of its officers or directors in the future, or to report any modifications or termination of any publicly announced plan or to report any plan adopted by an employee who is not an executive officer, except to the extent required by law.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2014

CARDIOVASCULAR SYSTEMS, INC.

By:	/s/ Laurence L. Betterley
Laurence L. Betterley
Chief Financial Officer